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                                                           Exhibit 99.B.23(p)(2)

                               McMORGAN & COMPANY
                           --------------------------

                                 CODE OF ETHICS
                           --------------------------

                                 September 2000


I. General Legal Requirements

                  Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment adviser to have a written Code of Ethics which specifically deals with personal trading by "Access Persons." Access Persons are defined to include officers of McMorgan and Company ("McMorgan"), and advisory personnel with substantial responsibility or with knowledge of the investments made by McMorgan on behalf of its clients which include the McM Funds, a registered investment company under the 1940 Act. Rule 17j-1 also requires that reasonable diligence be used and procedures instituted to prevent violations of the Code of Ethics. The Board of Trustees of the McM Funds, including a majority of the Independent Trustees, must review and approve McMorgan's Code of Ethics. All material changes to the Code of Ethics must be approved by the Board of Trustees within six months after adoption.

                  The Code of Ethics is designed to provide a program for detecting and preventing personal trades which create a conflict of interest by requiring certain individuals to report personal securities transactions in securities of the types which McMorgan may purchase for its clients. The Code of Ethics is not designed to restrict trading per se. The reporting requirement is designed to prevent individuals who have knowledge of what a fund is doing from taking advantage of this information to trade in advance of McMorgan on behalf of its clients. If the security involved is thinly traded or if McMorgan buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage McMorgan's clients or unfairly benefit the insider. The Code of Ethics is also aimed at avoiding conflicts of interest and the appearance of such conflicts.
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                  Under the Code of Ethics, all Access Persons, except
independent Trustees of the McM Funds, are required to file reports of their personal securities transactions (excluding Government Securities) quarterly. These reports are then compared against the activities of the Funds and if a pattern emerges that indicates abusive trading, the matter is referred to the Compliance Officer and the Compliance Officer reviews the pattern and makes appropriate inquiries and decides what action, if any, is then necessary. The Board of Trustees of the McM Funds will review all sanctions imposed and may impose additional or different sanctions.

                  Access Persons are also required to file Initial Holdings Reports at the time they become Access Persons and Annual Holdings Reports identifying all Covered Securities held for their direct or indirect benefit. Access Persons are also required to pre-clear all trades in Private Placements and IPOs before executing any such personal transactions.

                  The Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including knowing sale or purchase on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person.

                  In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though the Code of Ethics does not address specifically these other areas of fiduciary responsibility.

II. Implementation

                  In order to implement the Code of Ethics, a Compliance Officer and alternates should be designated. These individuals are:

                           Robert M. Hirsch, Compliance Officer
                           Gregory L. Watson, Assistant Compliance Officer David Freeman, Assistant Compliance Officer
                           Ken Bowersmith, Assistant Compliance Officer
                           Teresa Matzelle, Assistant Compliance Officer

                  The Compliance Officer shall create a list of Advisory Persons and other Access Persons and update the list with reasonable frequency. The Compliance Officer shall circulate a copy of the Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Compliance Officer by each Access Person. The Compliance Officer is charged with responsibility for ensuring that the requirements of the Code of Ethics (see Section VII) are adhered to by all Access Persons. The Compliance Officer shall be responsible for ensuring that the review requirements of the Code of Ethics (see Section IX) are performed in a prompt manner. The Compliance Officer shall also be responsible for giving special prior approval to transactions that might otherwise be prohibited pursuant to Section IV of the Code of Ethics. At least once every year, the Compliance Officer shall provide the McM Funds' Board of Trustees a written report describing any issues arising under the Code of Ethics, including, but not limited to, information about material violations or procedures and sanctions imposed in response to any such violation. The report will also certify that the investment advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.
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III. Definitions

         (a) "Access Person" means any director, officer or advisory person (defined below) of McMorgan.

         (b) "Advisory Person" means (I) any employee of (A) McMorgan, (B) any company in a control relationship to McMorgan, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by McMorgan on behalf of a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to McMorgan who obtains information concerning recommendations made by McMorgan to a client with regard to the purchase or sale of a security.

         (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a Recommendation.

         (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1034, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

         (e) "Control" means the power to exercise a controlling influence over the management or policies of McMorgan.

         (f) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

         (g) "Covered Security" shall have the meaning set forth in Section 199(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States (including
              Government agencies), short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments. The definition shall specifically include investments in Initial
              Public Offerings or a Limited Offering (private placement).
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         (h)  "Non-Public Material Information" shall mean information which can reasonably be expected to have a material impact on the financial condition or operations of the company or which an investor would consider important in determining whether to buy or sell securities of an issuer where such information has not been published by any news agency or filed with the Securities and Exchange Commission or information that has been discussed only confidentially within a company's board meeting.

         (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of either sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (j) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to sections 4(2) or 4(6) or pursuant to Rule 504, 505 or 506.

         (k) "Client" means any person or entity for whom McMorgan acts as an investment advisor including the McM Funds.

IV. Prohibited Purchases and Sales

                  No Access Person shall purchase or sell directly or indirectly, any security or related instrument (e.g., option) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, which security to his or her actual knowledge at the time of such purchase or sale:

         (a)  is being considered for purchase or sale by McMorgan for a client;

         (b)  is being purchased or sold by McMorgan for a client;

         (c) is the subject of non-public material information relating to the security and known to the Access Person.

                  Restriction (a) shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been canceled. Knowledge of any such consideration, intention, recommendation or purchase or sale is always a matter of strictest confidence.

                  Portfolio Managers and trading personnel will not engage in any transaction for their own account which involves a limited opportunity that a client could otherwise utilize for its benefit.
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                  In addition to the restrictions above, a trading ban barring personal trades in a particular security may be placed into effect by the Compliance Officer or his designee under special circumstances.

         Exceptions with Prior Approval. The restrictions stated in Section IV(a) and (b) above shall not apply to purchases or sales which receive the prior approval of the Compliance Officer or Assistant Compliance Officer because they are not harmful to a fund, or because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by McMorgan for a client. See Personal Trading Pre-Clearance Procedures/Guidelines attached as Addendum "A." Access Persons will also be permitted to effect personal purchases or sales in a block transactions with clients provided there is no preference given to the Access Person's transaction and the personal transaction is no so large in relation to the client's transaction that it might affect the price or execution achieved for the block. Pre-approval is required for such a block transaction. Neither the Compliance Officer, nor any assistant Compliance Officer, may approve his/her own trade.

V. Pre-Approval of Investments

         All Access Persons must obtain pre-approval of any personal securities transaction involving an Initial Public Offering (IPO) or Limited Offering (Private Placement). The procedure to be followed is stated in Personal Trading Pre-Clearance Procedures/Guidelines attached as Addendum "A." This pre-clearance procedure is designed to prevent both major and minor conflicts between the Investment Manager and the Trust. As an example, Access Persons must obtain prior approval if they seek to become beneficial members of a Limited Liability Company.

         Pre-approved personal trades must take place within thirty days of obtaining approval. New approval must be obtained if a transaction is to take place more than thirty days after the initial approval.

VI. Exempted Transactions/Securities

         The prohibitions of Section IV of the Code shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchase or sales of securities which are not eligible for purchase or sale by any Fund (except IPOs and Private Placements).

         (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Trust (e.g., receipt of gifts).
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         (d)  Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases and sales of securities which are not included in the definition of "Covered Security" in Part III(g) - i.e., mutual fund shares, government securities and money market instruments.


VII. Reporting Requirements

         (a) Initial Holdings Reports: No later than 10 days after the person becomes an Access Person, the following information must be reported: The title, number of shares and principal amount of each Covered Security in which the Access Person has a direct of indirect beneficial ownership; the name of any broker, dealer or bank with whom the Access Person maintains an account where securities are held for his/her direct or indirect benefit; and the date of the initial holdings report being submitted.


         (b) Quarterly Transaction Reports: All Access Persons shall report to the Compliance Officer with respect to any transaction in a Covered Security in which the Access Person has any direct or indirect beneficial ownership, the following information:

              1. Within 10 days after the end of each calendar quarter, the date of the transaction, the title and number of shares, the principal amount of each security involved, the nature of the transaction (buy or sell), the price at which the transaction was effected, the name of the broker, dealer or bank through whom the transaction was effected, and an acknowledgment that the report is complete and includes all reportable transactions for the quarter along with the date the report is submitted.

              2. For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

              3. All Access Persons must direct their brokers to supply duplicate copies of confirmations of all personal securities transactions involving Covered Securities promptly upon the completion of the transaction to the Compliance Officer.

              4. With respect to any account established by the Access Person in which any securities were held within the quarter for the direct or indirect benefit of the Access Person, the quarterly report must include the name of the broker, dealer or bank, the date the account was established, and the date the report is submitted to the Access Person.
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         (c)  Annual Holdings Reports: The following information must be reported annually by Access Persons:

              1. The title, number of shares and principal amount of each covered security in which the Access Person has any direct or indirect beneficial ownership.

              2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

              3.  The date the report is submitted by the Access Person.

              4. All Access Persons must disclose any service as a Director of a publicly traded company.

VIII. Exceptions to Reporting Requirements

         (a) Access Persons need not make a report under the Code with respect to transactions effected for and Covered Securities held in any account over which the person has no direct or indirect influence or control.


         (b) Access Persons need not make a report with respect to an exempted transaction security as described in Section VI of the Code.




IX. Review and Administration

                  The Compliance Officer (or the Assistant Compliance Officer) shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of McMorgan to determine whether a violation of the Code of Ethics may have occurred. No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the Compliance Officer is under consideration, the President shall act in all respects in the manner prescribed herein for the Compliance Officer.

                  If the Compliance Officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the designated Compliance Officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

                  The Compliance Officer shall be responsible for maintaining a current list of all Access Persons (including all Trustees) and for identifying all reporting Access Persons of such list, and shall take steps to ensure that all reporting Access Persons have submitted reports in a timely manner. Failure to submit timely reports will be communicated to the Board of Trustees of the McM Funds.
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                  No less frequently than annually, the Board of Trustees shall review and approve the McM Fund's Code of Ethics and McMorgan's Code of Ethics. The Board of Trustees shall also review, at least annually, a written report from McMorgan describing any issues arising under the Code of Ethics and identifying any material violations of the Code and sanctions imposed in response to those material violations. The annual report reviewed by the Board shall also certify that procedures have been adopted by McMorgan to prevent Access Persons from violating the Code.

X. Sanctions

                  The Compliance Officer shall have authority to sanction any and all Access Persons who violate the Code of Ethics. Such sanctions may include a monetary penalty, a letter of censure, suspension, or termination of the employment of the violator and/or a disgorging of any profits made by the violator. Upon report of the violation to the Board of Trustees of the McM Funds, it may impose a different or additional sanction if the Board so chooses.



XI. Record Keeping

                  All records required by this Code of Ethics shall be maintained by the Compliance Officer for at least five years. At least annually, the Compliance Officer shall report to the Board of Trustees of the McM Funds all issues regarding and material violations of the Code of Ethics.


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                                   McM FUNDS/
                               McMORGAN & COMPANY
                           --------------------------

                                 CODE OF ETHICS
                           --------------------------

                                   ADDENDUM A


              Personal Trading Pre-Clearance Procedures/Guidelines

These Personal Trading Pre-Clearance Procedures and Guidelines have been adopted by the Board of Trustees of the McM Funds to ensure personal trading by Access Persons will not disadvantage the McM Funds or unfairly benefit an Access Person. In accordance with the McM Funds and McMorgan & Company Codes of Ethics, pre-clearance or prior approval will be required of all IPO, Private Placement or personal securities transactions by Access Persons in accordance with the following procedures and guidelines. The following procedures and guidelines must also be followed where an Access Person has actual knowledge that a security is being considered for purchase or sale by a Fund or is actually being purchased or sold by a Fund:

              1. The process is initiated by a potential transactor asking, orally or in writing, for prior approval for a specific trade. The request must include the issue, amount of trade (number of shares or dollar amount), and the type of transaction (buy, sell, market, limit). The request should be directed to one of the Assistant Compliance Officers listed in Section II of the Codes of Ethics.

              2. Each request will be logged by the Assistant Compliance
Officer.

              3. Each request will be responded to in a timely manner with either an approval or disapproval as outlined below. The term "securities" as used below includes not only a specific equity or fixed income issue, but any closely related financial interest such as options, rights, warrants, convertibles, etc.

              4. Listed below are a variety of scenarios under which approval or disapproval for personal transactions will be given for purchases and sales. This is not intended to be an all-inclusive list, however, it is designed to provide guidance to both Access Persons and the Compliance Officers. In addition to the examples listed below, a personal transaction may be disapproved if it creates a conflict of interest with any McMorgan & Company client or with any of the McM Funds or otherwise appears not to be in the best interests of any of the McM Funds or McMorgan & Company clients.

                                    Purchases

                      a. The security is not and has not recently been held in any of the McM Funds or any McMorgan & Company accounts, nor is there any reason to believe it will be held in the foreseeable future. (Approve personal transaction.)

                      b. The security is held in one or more McM Funds or McMorgan & Company accounts, but is not widely held and there are no current intentions to purchase additional shares nor considerations to buy the issue in the foreseeable future. (Approve personal transaction.)

                      c. The security is broadly held in McM Funds and/or McMorgan & Company accounts and no additions are currently contemplated. (Approve personal transaction.)

                      d. The security is broadly held in McM Funds and/or McMorgan & Company accounts, no additions are currently contemplated, and in fact, modest reductions have been made and may well continue to be made from time to time. (Approve personal transaction.)

                      e. The security is broadly held in McM Funds and/or McMorgan & Company accounts and purchases have been made recently and quite possibly, additional purchases will be made in the near future. However, there is no reason to believe that the subject trade will materially impact the potential McM Fund and/or McMorgan & Company transaction. (Approve, unless otherwise deemed harmful to interest of any client.)

                      f. The security is not broadly held but is currently being acquired or is contemplated for acquisition in the near term for the McM Funds and/or McMorgan & Company accounts. (Disapprove unless clearly not deemed harmful to interest of any client.)

                      g. The security is not and has not recently been held in any of the McM Funds or any McMorgan & Company accounts, however, there is a real or perceived conflict of interest which may be harmful to the interest of any client. (Disapprove personal transactions.)


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                                      Sales


                      h. The security is not and has not recently been held in any of the McM Funds or any McMorgan & Company accounts, nor is there any reason to believe it will be held in the foreseeable future. (Approve personal transaction.)

                      i. The security is held in one or more McM Funds or McMorgan & Company accounts, but is not widely held and there are no current intentions to sell or reduce the specific positions held in the foreseeable future. (Approve personal transaction.)

                      j. The security is broadly held in McM Funds and/or McMorgan & Company accounts and no sales are currently contemplated. (Approve personal transaction.)

                      k. The security is broadly held in McM Funds and/or McMorgan & Company accounts but sales have recently been made and additional sales will be made in the near future. However, there is no reason to believe that the subject trade will materially impact the potential McM Fund and/or McMorgan & Company transaction. (Approve, unless otherwise deemed harmful to interest of any client.)

                      l. The security is not broadly held, but is currently contemplated for sale from the McM Funds and/or a McMorgan & Company account. (Disapprove unless clearly not deemed harmful to interest of any client.)

                      m. The security is not and has not recently been held in any of the McM Funds or any McMorgan & Company accounts, however, there is a real or perceived conflict of interest which may be harmful to the interest of any client. (Disapprove personal transactions.)

              5. Approval or disapproval will be communicated in a timely fashion to the transactor and recorded in the Personal Transaction Log which will be reviewed by the Compliance Officer and maintained by the corporate controller for McMorgan & Company.

              6. If the potential transactor receives a disapproval but still believes he should be allowed to proceed with the transaction, this matter will be referred to the Compliance Officer.